Exhibit (a)(5)(iv)

IN THE GRAND COURT OF THE CAYMAN ISLANDS	July 24, 2020

FINANCIAL SERVICES DIVISION

CAUSE NO. FSD 166 OF 2020 (IKJ)

IN THE MATTER OF SECTION 11A OF THE GRAND COURT LAW (2015 REVISION)

BETWEEN

HUDSON CAPITAL SOLAR INFRASTRUCTURE GP, L.P
(suing in its capacity as general partner of HUDSON SOLAR CAYMAN LP)

PLAINTIFF

AND

SKY SOLAR HOLDINGS, LTD.

DEFENDANT

ORIGINATING SUMMONS

TO: Sky Solar Holdings, Ltd. c/o Conyers Trust Company (Cayman) Limited as its registered agent and registered office at Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman

LET THE DEFENDANT within 14 days after service of this summons on him counting the day of service, return the accompanying Acknowledgment of Service to the Courts office, PO Box 495G, George Town, Grand Cayman.

By this Summons, which is issued on the application of Hudson Capital Solar Infrastructure GP, LP with registered office at 850 Third Avenue, Suite 1306, New York, New York 10022, USA, suing in its capacity as general partner of Hudson Solar Cayman LP, an exempted limited partnership organised under Cayman law with registered office at Maples Corporate Service Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman care of Ogier, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands the Plaintiff seeks the following orders pursuant to section 11A of the Grand Court Law (2015 Revision):

1.1	Until the further order of the Court, the Defendant must not:

(a)	Remove from the Cayman Islands any of its assets which are in the Cayman Islands whether in its own name or not and whether solely or jointly owned up to the value of US$93,253,792; or

(b)	In any way dispose of or deal with or diminish the value of any of its assets whether they are in or outside the Cayman Islands whether in its own name or not and whether solely or jointly owned up to this same value.

1.2	This prohibition includes but is not limited to the following assets in particular:

(a)	The Defendant's interest in Sky Solar Power, Ltd of Conyers Trust Company (BVI) Limited, Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, VG1110, BVI, company number 1549687 (SSP)

1.3	If the total unencumbered value of the Defendant's assets in the Cayman Islands exceeds US$93,253,792 then the Defendant may remove any of those assets from the Cayman Islands or may dispose of or deal with them so long as the total unencumbered value of his assets still in the Cayman Islands remains above $93,253,792.

1.4	If the total unencumbered value of the Defendant's assets in the Cayman Islands does not exceed $93,253,792, the Defendant must not remove any of those assets from the Cayman Islands and must not dispose of or deal with any of them, but if he has other assets outside the Cayman Islands the Defendant may dispose of or deal with those assets so long as the total unencumbered value of all his assets whether in or outside the Cayman Islands remains in excess of that sum.

1.5	Subject to paragraph 2.3 of this Summons, the prohibition in paragraph 0 prevents the Defendant from (but is not limited to):

(a)	Taking any steps in relation to the term loan facility proposed to be entered into by Sky Solar Japan, KK (SSJ) in relation to the borrowing of funds to provide financial assistance for the purchase of any shares in the Defendant (Proposed Financing);

(b)	Implementing any steps that arise, derive or result from the Proposed Financing, including but not limited to the registration of share transfers facilitated by the Proposed Financing or any subsequent merger or takeover arising, deriving or resulting from the Proposed Financing.

1.6	The parties (including the Receivers), shall be at liberty to apply (upon seven days' written notice) to vary or discharge the terms of the this injunction.

2	APPOINTMENT OF RECEIVERS

2.1	David Griffin and Andrew Morrison of FTI Consulting (Cayman) Limited of Suite 3212, 53 Market Street, PO Box 30613, Camana Bay, Grand Cayman KY1-1203 Cayman Islands jointly with John Batchelor of FTI Consulting (Hong Kong) Limited, Level 35, Oxford House, Taikoo Place, 979 King's Road, Quarry Bay, Hong Kong (Receivers), be appointed without giving security until further order to receive and manage all the shares in SSP to which the Defendant has a legal or beneficial interest (Shares) subject to and on the terms of this order.

2.2	The Defendant shall do all things necessary to deliver the Shares to the Receivers.

2.3	The Receivers shall exercise the powers set out in paragraph 2.4 for the purpose of:

(a)	Preserving and protecting the Shares and the value of the Shares until further order of the Court;

(b)	Ensuring that SSP is managed by competent and independent directors so as to protect and preserve the value of its assets and to discharge liabilities properly incurred, owing and due and payable by it in particular with regard to whether or not any direct or indirect subsidiary of SSP should enter into the Proposed Financing, or any similar arrangement, and if so on what terms, until further order.

2.4	The Receivers shall have the following powers:

(a)	To exercise all or any of the rights attaching to the Shares in accordance with the corporate governance documents of SSP from time to time including, but without limitation

(i)	requiring information and documents from SSP;

(ii)	making changes to the boards of directors of SSP or such other corporate officers as necessary;

(iii)	requesting or directing (on such terms as the Receivers consider appropriate) that the directors of SSP take or refrain from taking any action; and

(iv)	having exercised such powers authorising or directing as necessary any changes to the direct or indirect subsidiaries of SSP as they deem necessary to preserve the value of the Shares;

(b)	to give notice of their appointment to such parties as they may deem necessary;

(c)	to seek recognition of their appointment in such jurisdiction(s) as they deem necessary and/or to obtain such approvals or authorisations whether judicial or otherwise in so far as may be necessary or expedient to enable them to exercise their powers within any jurisdiction;

(d)	to appoint agents or legal representatives in any jurisdiction to do any business that the Receivers are unable to do themselves, or which can be more conveniently done by an agent or must be done by a legal representative, the costs of which shall constitute an expense or disbursement of the Receivers;

(e)	to apply to the Court for directions concerning any matter arising out of the exercise of their powers and the discharge of their duties;

(f)	to do all things as may be incidental to the exercise of the above functions and powers.

2.5	The Receivers' remuneration is to be calculated by reference to time spent at their ordinary hourly rates from time to time subject to the approval of the Court. The Receivers' fees, costs and disbursements are to be paid out of the assets of the First Defendant, subject to the Court's approval of such amounts.

2.6	The Receivers be indemnified out of the assets of the Defendant for all remuneration, costs, fees, charges, expenses, disbursements, claims, demands and liabilities which they may incur or for which they may become liable arising out of, or in connection with or in relation to the proper performance of their duties pursuant to the authorities herein.

2.7	The parties (including the Receivers), shall be at liberty to apply (upon seven days' written notice) to vary or discharge the terms of the Receivers' appointment.

3	DISCLOSURE OF INFORMATION

3.1	The Defendant must, within 7 (Seven) days of service of this order, inform the Plaintiff in writing at once of all its assets whether in or outside the Cayman Islands and whether in its own name or not and whether solely or jointly owned, giving the value, location and details of all such assets including, in particular, the Shares.

3.2	The information must be confirmed in an affidavit which must be served on the Plaintiff's attorneys within 14 days after this Order has been served on the Defendant.

4	COSTS

4.1	The Defendant pay the Plaintiff's costs of and occasioned by this originating summons.

If the Defendant does not acknowledge service, such judgment may be given or order made against or in relation to him as the Court may think just and expedient.

Dated the 22nd day of July 2020.

________________________________

Ogier

Attorneys for the Plaintiff

NOTES:-

This Summons may not be served later than 4 calendar months (or, if leave is required to effect service out of the jurisdiction, 6 months) beginning with the above date unless renewed by order of the Court.

IMPORTANT

Directions for Acknowledgment of Service are given with the accompanying form.

This Originating Summons was issued by Ogier, attorney for the Plaintiff, whose address for service is Ogier, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (Reference:427311.00001/VTK/JMS)

DIRECTIONS FOR ACKNOWLEDGMENT OF SERVICE OF ORIGINATING SUMMONS

The accompanying form of Acknowledgment of Service should be completed by an Attorney acting on behalf of the Defendant or by the Defendant if acting in person. After completion it must be delivered or sent by post to the Law Courts, PO Box 495, George Town, Grand Cayman.

Notes for Guidance

1.           Each Defendant (if there are more than one) is required to complete an Acknowledgment of Service and return it to the Courts Office.

2.           If you wish to defend claims made in the originating summons, or intend to attend the proceedings and to participate in them so far as necessary (although not necessarily in an adversarial manner) you should tick the "Yes" box in paragraph 2 of the acknowledgment of service.

3.           For the purpose of calculating the period of 14 days for acknowledging service, an originating summons served on the Defendant personally is treated as having been served on the day it was delivered to him.

4.           Where the Defendant is sued in a name different from his own, the form must be completed by him with the addition in paragraph 1 of the words "sued as (the name stated on the originating summons)".

5.           Where the Defendant is a FIRM and an attorney is not instructed, the form must be completed by a PARTNER by name, with the addition in paragraph 1 of the description "Partner in the firm of (.......................................)" after his name.

6.           Where the Defendant is sued as an individual TRADING IN A NAME OTHER THAN HIS OWN, the form must be completed by him with the addition in paragraph 1 of the description "trading as (...........................)" after his name.

7.           Where the Defendant is a LIMITED COMPANY the form must be completed by an Attorney or by someone authorised to act on behalf of the Company, but the Company can take no further step in the proceedings without an Attorney acting on its behalf.

8.           Where the Defendant is a MINOR or a MENTAL PATIENT, the form must be completed by an Attorney acting for a guardian ad litem.

9.           A Defendant acting in person may obtain help in completing the form at the Courts Office.

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

CAUSE NO.              OF 2020

IN THE MATTER OF SECTION 11A OF THE GRAND COURT LAW (2015 REVISION)

BETWEEN:

HUDSON CAPITAL SOLAR INFRASTRUCTURE GP, L.P
(suing in its capacity as general partner of

HUDSON SOLAR CAYMAN LP)

Plaintiff

AND:

Sky Solar Holdings, Ltd.

Defendant

ACKNOWLEDGMENT OF SERVICE OF ORIGINATING SUMMONS

If you intend to instruct an Attorney to act for you, give him this form IMMEDIATELY. Important. Read the accompanying directions and notes for guidance carefully before completing this form. If any information required is omitted or given wrongly, THIS FORM MAY HAVE TO BE RETURNED.

1. State the full name of the Defendant by whom or on whose behalf the service of the Originating Summons is being acknowledged.

2. State whether the Defendant intends to contest or otherwise participate in the proceedings (tick appropriate box)

☐             yes            ☐           no

Service of the Originating Summons is acknowledged accordingly

(Signed)......................................................

[Attorney] for
[Defendant in person]

Address for service:

Notes on address for service

Attorney: where the Defendant is represented by an attorney, state the attorney's place of business in the Cayman Islands. A Defendant may not act by a foreign attorney.

Defendant in person: where the Defendant is acting in person, he must give his post office box number and the physical address of his residence or, if he does not reside in the Cayman Islands, he must give an address in Grand Cayman where communications for him should be sent. In the case of a limited company, "residence" means its registered principal office.

Indorsement by Applicant's Attorney (or by Applicant if suing in person) of his name, address and reference, if any, in the box below.

Ogier
89 Nexus Way
Camana Bay
Grand Cayman KY1-9009
Cayman Islands
Ref: RAR/MKY/REF/427227.00001

Indorsement by Defendant's Attorney (or by Defendant if suing in person) of his name, address and reference, if any, in the box below.